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                                                                    EXHIBIT 12.1

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES


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                                                     FOR THE YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------       Q1            Q1
                                           1996        1997        1998        1999         2000         2001          2000
                                        ---------   ---------   ---------    ---------    ---------    ---------    ---------

EARNINGS:

    Pre-tax income                      $  16,737   $  28,312   $  50,989    $  94,176    $  75,707    $  16,113    $  30,235

    Fixed charges                           3,597      10,528      26,338       94,864      128,079       31,796       31,295
    Less:  Preferred stock dividends            -           -      (3,234)      (4,144)      (4,144)      (1,036)      (1,036)
    Less:  Capitalized interest                 -           -        (262)           -            -            -            -
                                        ---------   ---------   ---------    ---------    ---------    ---------    ---------
      Net fixed charges                     3,597      10,528      22,842       90,720      123,935       30,760       30,259
                                        ---------   ---------   ---------    ---------    ---------    ---------    ---------

    EARNINGS                            $  20,334   $  38,840   $  73,831    $ 184,896    $ 199,642    $  46,873    $  60,494
                                        =========   =========   =========    =========    =========    =========    =========

FIXED CHARGES:
    Interest expense                    $   2,837   $   9,330   $  20,267    $  81,633    $ 112,433    $  28,533    $  27,921
    Preferred stock dividends                   -           -       3,234        4,144        4,144        1,036        1,036
    Capitalized interest                        -           -         262            -            -            -            -
    Amortization of debt costs                252         329         865        4,930        6,254        1,562        1,528
    Interest factor of rental expense         508         869       1,710        4,157        5,248          665          810
                                        ---------   ---------   ---------    ---------    ---------    ---------    ---------

    TOTAL FIXED CHARGES                 $   3,597   $  10,528   $  26,338    $  94,864    $ 128,079    $  31,796    $  31,295
                                        =========   =========   =========    =========    =========    =========    =========

RATIO OF EARNINGS TO FIXED CHARGES            5.7         3.7         2.8          1.9          1.6          1.5          1.9
                                        =========   =========   =========    =========    =========    =========    =========
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